Exhibit 10.17

Alpha Teknova, Inc.

Annual Incentive Bonus Plan

Effective January 1, 2021

1.	PURPOSE

This Annual Incentive Bonus Plan (the “Plan”) for Alpha Teknova, Inc., a Delaware corporation (the “Company”) is an annual incentive compensation plan intended to motivate and reward selected employees with performance-based compensation.

2.	ELIGIBILITY

2.1. Eligibility to Participate.

(a) General. An employee is eligible to participate in the Plan if such employee is: (i) employed by the Company or one of its direct or indirect subsidiaries and, in each case, not covered by a collective bargaining agreement or similar arrangement; (ii) classified by the Company as a Manager level or higher; and (iii) not a participant in a different Company cash-based incentive or commission plan; and (iv) approved as a participant by the Compensation Committee of the Company’s Board of Directors (“Compensation Committee”) and Company’s Chief Executive Officer (“CEO”) for participation in the Plan for the applicable Plan Year (a “Participant”).

(b) Plan Year. A “Plan Year” begins on January 1 and ends on December 31 of the same calendar year. Notwithstanding the foregoing, and except as provided by the Company, no employee who provided services to the Company for fewer than ninety (90) days during the Plan Year will be eligible to participate in the Plan.

(c) Part Year Participation. If an employee becomes eligible to participate in the Plan during the Plan Year due to promotion or otherwise (as opposed to the beginning of the Plan Year), such Participant may be entitled to a pro rata portion of any annual incentive bonus opportunity based on the period of time after Participant began participating in the Plan. If during the Plan Year a Participant becomes ineligible to participate in the Plan, the employee may be eligible to receive a pro rata payment of any annual incentive bonus opportunity based on the period of time before Participant became ineligible to participate in the Plan, provided that the employee remains employed by the Company or its direct or indirect subsidiaries on the Payment Date (as defined below) and the other required criteria to receive an annual incentive bonus are met.

2.2. Eligibility to Receive Payment. To be eligible to receive any payment under the Plan, a Participant must (i) be employed by the Company on both the last day of the Plan Year and the date on which the Company actually pays incentive bonuses under the Plan for the prior Plan Year (the “Payment Date”) and (ii) have met the Company’s expectations of the Participant in his or her role during the Plan Year (as determined in the Company’s discretion). If the Company terminates a Participant’s employment without just cause as determined by the Company in its sole discretion after the end of the relevant Plan Year, but before the Payment Date, the Company may, in its sole discretion, pay all or a pro rata portion of the Participant’s annual incentive bonus for that relevant Plan Year. Except as provided in the immediately preceding sentence, any termination of employment for any reason before the Payment Date disqualifies the Participant from receiving any payment under this Plan.

3.	ANNUAL INCENTIVE BONUS COMPONENTS

3.1. General. A Participant’s annual incentive bonus will be based, in part, upon (i) the Company or the Participant’s department (as determined by the Company) achieving certain business performance targets and (ii) the Participant achieving certain individual targets, in each case, as set forth from time to time in Exhibit A.

3.2. Determination of Company Performance Targets. During the first quarter of the Plan Year, or as reasonably practical thereafter (or after any amendment to the Plan), the Company’s performance targets applicable to a Plan Year will be determined by the Compensation Committee for the CEO and Senior Officers, and the business performance targets for each Company department will be determined by the applicable Department Head and the CEO, and will in each case be communicated to the employees by no later than the end of the first quarter of each Plan Year.

3.3. Determination of Individual Performance Targets. The Company will calculate, based in part upon an employee’s annual performance rating, the annual incentive bonus for those Participants whose positions make the calculation of their bonus subject to consideration of an individual performance component. See Exhibit A-1, which the Company may revise annually to reflect different Company and individual performance metrics.

4.	PAYMENTS UNDER THE PLAN

4.1. Participant’s Annual Incentive Target Bonus and Payout Calculation. A Participant’s annual incentive bonus opportunity is established as a percentage of such Participant’s base salary actually paid during the Plan Year (“Target Bonus”). Employees whose job classification is changed during the Plan Year, such that the new job title qualifies for a higher or lower target bonus, and/or the Participant is subject to a different performance target, shall have their Target Bonus pro-rated to reflect the time in each position according to the applicable target(s). The Company will inform Participants of their Target Bonus when they become eligible as a Participant and when their Target Bonus changes.

4.2. Final Approval of Incentive Bonuses. All amounts paid to Participants under the Plan must be approved by the CEO prior to payment, with the exception of the CEO and Senior Officers, whose payments must be approved by the Compensation Committee.

4.3. Payment Date. Subject to all other requirements of this Plan, the Payment Date shall be after the Company’s books are closed for the fiscal year, but no later than March 15th of the year following the year during which the incentive bonus was earned.

4.4. Tax Withholding. All payments made under the Plan are subject to applicable federal, state and local tax withholding and any other deductions required by law. Payments will generally be taxed as supplemental wages, rather than at the wage withholding rate on regular wages.

5.	OTHER IMPORTANT INFORMATION ABOUT THE PLAN

5.1. Adjusting Performance Components. The Company shall have the absolute and discretionary right to adjust the annual incentive bonus components, including individual target percentages and the calculation of any achieved targets, during a Plan Year if it determines that external changes or other business conditions require that changes be made. Any such adjustment shall apply to all Participants under the Plan.

5.2. Corporate Event. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, spin-off, reorganization or liquidation, any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all, or substantially all, of the assets of the Company (a “Corporate Event”), the Company will select, prior to the consummation of the transaction, one of the following alternatives: (a) the Plan shall remain in effect in accordance with its terms; (b) the Plan shall remain in effect in accordance with its terms, but shall be assumed by the surviving corporation, as the case may be; (c) the Plan will terminate, along with any future accruals, as of the consummation of the transaction and all payments under this Plan shall be pro-rated based upon the number of days that have elapsed in the Plan Year up to the date of the Corporate Event, calculated based on the attainment of performance criteria as of the transaction date, and paid within 30 days after the closing of the transaction; or (d) the Plan will terminate and no payments shall be made hereunder.

5.3. Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

5.4. Amendment; Termination. The Company may, from time to time, amend, suspend, or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan. The Company also has the sole and absolute discretion to determine the standard or formula pursuant to which the performance targets and each Participant’s annual incentive bonus shall be calculated, whether all or any portion of the bonus so calculated will be paid, and the specific amount, if any, to be paid to each Participant. The Company reserves the sole and absolute right to amend and otherwise interpret the Plan. Any exceptions to this Plan document must be approved in writing by the Compensation Committee and the CEO prior to communication to any Participant.

5.5. No Continued Right to Employment. Neither the establishment of the Plan, nor the provision for or payment of any amounts hereunder, nor any action of the Company shall be held or construed to confer upon any Participant or other person or entity any legal right to receive, or possess any interest in, an incentive bonus payment, or any legal right to be continued in the employ of the Company for any particular period of time. Participation in the Plan does not change the “at will” nature of a Participant’s employment with the Company.

5.6. Applicable Law. All questions pertaining to the construction, regulation, validity, and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of California. This Agreement will be construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the laws of the State of California without reference to principles of conflicts of law thereof. In the event of any proceeding to enforce any provision of this Agreement, the prevailing party shall recover its attorneys’ fees, expenses, and costs of investigation.

5.7. Code Section 409A. The benefits provided under this Plan shall be paid in such a manner to satisfy the short-term deferral exception to the application of Code Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that those benefits become subject to Section 409A of the Code, the terms of this Plan shall be construed and administered in a manner calculated to meet the requirements of Section 409A, or an exception thereto, and all applicable guidance, rulings and regulations. To the extent a provision of the Plan is contrary to or fails to address the minimum requirements of Section 409A of the Code and all applicable guidance, rulings and regulations, the Company may, in its sole discretion take such steps as it deems reasonable to provide the coverage or benefits provided under the Plan so as to comply with Section 409A of the Code and all applicable guidance rulings and regulations; provided, however, that any and all tax liability and penalties resulting from non-compliance with Section 409A of the Code shall remain the Participant’s sole responsibility. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to a Participant. Each Participant shall be solely responsible for Participant’s tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

EXHIBIT A

For 2021, a Participant’s total annual incentive bonus (if any) will be calculated and weighted depending upon the Participant’s employment classification, as set out in Exhibit A-1.

The applicable components of a Company or individual annual incentive bonus for a Participant will be calculated and awarded based on actual business or individual performance against target up to, but not greater than, 150% of a Participant’s Target Bonus.

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